BILL OF SALE (ABSOLUTE)

THIS Indenture hereby made as of the 6 day of May, 1999.

BETWEEN:

CALLDIRECT ENTERPRISES INC., a company duly incorporated pursuant to the laws of the Province of Alberta and having an office at 120, 6165 Highway 17, Delta, British Columbia, V4K 5B8

(herein called the "Grantor")

OF THE FIRST PART

AND:

SUNCOM TELECOMMUNICATIONS INC., a company incorporated pursuant to the federal laws of Canada, and having an office at 120 North LaSalle Street, Suite 1000, Chicago, Illinois, U.S.A. 60602

(herein called the "Grantee")

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A. The Grantor owns and is possessed of the chattels hereinafter described; and

B. By Asset Purchase Agreement dated for reference May 6, 1999 (the "Asset Purchase Agreement"), the Grantor agreed to sell to the Grantee the business known as CallDirect Enterprises Inc. (the "Business") situate at Suite 120, 6165 Highway 17, Delta, British Columbia (the "Premises") and, except as expressly excluded therein, all property and assets of the Business including in particular the said chattels;

NOW THEREFORE, in consideration of the premises and the sum of $1.00 and other good and valuable consideration now paid by the Grantee to the Grantor, the receipt whereof is hereby acknowledged by the Grantor, the Grantor hereby grants, bargains, sells, assigns, transfers, and sets over unto the Grantee:

(a) all chattels, equipment, fixtures, furnishings, and machinery used in connection with the Business or situate upon the Premises as of the date hereof; and

(b) all inventories, stock-in-trade, and supplies of every nature and kind relating to the Business;

(herein collectively called the "Chattels") and all right, title, interest, property, claim, and demand of the Grantor thereto and therein TO HAVE AND TO HOLD UNTO THE GRANTEE FOREVER.

AND THE Grantor hereby covenants and agrees to and with the Grantee:

(a) that the Chattels are now in the possession of the Grantor and are situate, lying and being in, upon, or about the Premises;

(b) that the Grantor is now rightfully and absolutely possessed of and entitled to the Chattels, and has the right to convey the Chattels unto the Grantee in the manner herein provided;

(c) that the Chattels are free and clear of all liens, charges, encumbrances, claims, and demands of every nature and kind whatsoever except as disclosed in the Asset Purchase Agreement;

(d) that the Grantor will indemnify and save harmless the Grantee from and against any liens, charges, encumbrances, claims and demands not disclosed in the Asset Purchase Agreement (and the Grantee may, but will not be bound to, pay and satisfy same as the Grantee deems fit) and from and against all actions, suits, proceedings, assessments, judgements, penalties, costs, and expenses (including the full amount of any legal expenses invoiced to the Grantee) which arise or are made or claimed against or suffered or incurred by the Grantee in connection with and all moneys expended by the Grantee in so paying or satisfying same;

(e) that from and after the time of execution and delivery hereof the Grantee will peaceably and quietly have, hold, possess, and enjoy the Chattels to and for the Grantee's own use and benefit without any manner of hindrance, interruption, molestation, claim, or demand whatsoever of, from, or by the Grantor or any other person whomsoever;

(f) that the Grantor will from time to time and at all times hereafter upon the reasonable request of the Grantee, but at the expense of the Grantee, make, do, and execute, or cause or procure to be made, done, and executed all such further acts, deeds, and assurances to give effect to the conveyance and assurance of the Chattels unto the Grantee in the manner herein provided in accordance with the intent and meaning of this Indenture as may be reasonably required by the Grantee.

And it is hereby expressly agreed between the parties hereto that all grants, covenants, provisos, agreements, rights, powers, privileges, and liabilities contained in this Indenture will be read and held as made by and with, granted to and imposed upon, the respective parties hereto, and their respective heirs, executors, administrators, successors, and assigns (as the case may be) as if the words heirs, executors, administrators, successors, and assigns had been inscribed in all proper and necessary places; and wherever the singular or the masculine pronoun is used, the same will be construed as meaning the plural or feminine or the body politic or corporate where the context or the parties hereto require, and where a party is more than one person, all obligations will be deemed to be joint and several.

IN WITNESS WHEREOF the Grantor has executed these presents as of the day and year first above written.

CALLDIRECT ENTERPRISES INC.

Per: /s/ signed
Authorized Signatory

SUNCOM TELECOMMUNICATIONS INC.

Per: /s/ signed
Authorized Signatory